REDMAN INDUSTRIES, INC.



FOR IMMEDIATE RELEASE

       Redman Industries Board Approves Merger with Champion Enterprises

Dallas, Texas and Auburn Hills, Michigan (August 19, 1996) - Redman Industries, Inc. (NASDAQ: RDMN) and Champion Enterprises, Inc. (NYSE: CHB) announced today that they had entered into a definitive agreement providing that Redman will merge with Champion and each Redman common share will be converted into 1.24 shares of Champion common stock. The combination is intended to qualify as a tax-free reorganization to shareholders of Redman who receive Champion stock.

The Redman board of directors has approved the merger agreement and agreed to recommend that Redman shareholders adopt the merger agreement. The Redman board stated that the combination of the two companies is an exciting development for shareholders of both companies and serves the best interests of all Redman shareholders.

"Both companies are proven operators, producing quality products with high levels of profitability and productivity. Redman and Champion have the highest returns on equity in the industry. Together, we create an even more outstanding organization," Redman's President and CEO, Robert M. Linton, stated.

The merger agreement is conditioned upon, among other things, receipt of any necessary approval by each of Redman and Champion shareholders, and compliance with applicable regulatory requirements. Redman will postpone its annual shareholders meeting scheduled for Wednesday, August 21, 1996, and intends to call a special meeting following distribution of a proxy/prospectus as required by the merger agreement. The company expects the meeting to occur before the end of this year. The company also announced that it has rescinded its stock repurchase program.

Dillon, Read & Co. Inc. is serving as exclusive financial advisor to Redman.

Redman Industries is one of the largest producers of manufactured homes in the United States, operating eighteen manufacturing plants and one distribution facility in eleven states and sells homes through a network of independent retailers in more than 1,400 locations in forty states.

Contact:         J. Mark Kirkpatrick
                 (214) 353-3600